UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 14, 2013

EPR Properties
(Exact name of registrant as specified in its charter)

Maryland	001-13561	43-1790877
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
909 Walnut Street, Suite 200
Kansas City, Missouri 64106
(Address of principal executive office)(Zip Code)
(816) 472-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On March 14, 2013, James A. Olson informed EPR Properties (the "Company") of his intention to retire from the Company's Board of Trustees (the "Board") as a Class III trustee, such retirement being effective as of 8:00 a.m. Kansas City time on the date of the Company's 2013 annual meeting of shareholders, which is presently scheduled to occur at 10:00 a.m. on May 15, 2013 (the "2013 Annual Meeting"). Mr. Olson had no disagreements with the Company regarding any matter related to the Company's operations, policies or practices.
(d) On March 14, 2013, upon the recommendation of the Nominating/Company Governance Committee, the Board appointed Thomas M. Bloch to the Board as a Class III trustee to fill the vacancy that will be created by Mr. Olson's retirement discussed above, such appointment being effective immediately following Mr. Olson's retirement. The Company's Class III trustees serve for a three-year term and the current term is scheduled to expire at the Company's 2015 annual meeting of shareholders. However, the Company's Declaration of Trust requires the Company to submit any trustee appointed to fill a vacancy by the Board to shareholders for election as a trustee at the next annual meeting of shareholders following such appointment. Accordingly, the Company's shareholders will be asked to vote upon Mr. Bloch's election as a Class III trustee at the 2013 Annual Meeting. If the Company's shareholders elect Mr. Bloch as a Class III trustee at the 2013 Annual Meeting, he will serve the remaining balance of the three-year term.
The Nominating/Company Governance Committee, in consultation with the Board, will evaluate Mr. Bloch upon his joining the Board and determine the appropriate committees to which he will be assigned.
There is no arrangement or understanding between Mr. Bloch and any other persons pursuant to which Mr. Bloch was selected as a trustee. There are no transactions involving Mr. Bloch requiring disclosure under Item 404(a) of Regulation S-K.
Mr. Bloch will be eligible to receive compensation for his services as a trustee in accordance with the Company's standard arrangements for non-employee trustees of the Company, which arrangements are described under "Company Governance" of the Company's definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on March 27, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPR PROPERTIES

By:	/s/ Mark A. Peterson
Mark A. Peterson
Senior Vice President, Treasurer and Chief Financial Officer
Date: March 14, 2013